Registration No. 333-256729

As filed with the United States Securities and Exchange Commission on May 26, 2026

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-256729

UNDER THE SECURITIES ACT OF 1933

The Marcus Corporation

(Exact name of registrant as specified in its charter)

Wisconsin	39-1139844
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

111 East Kilbourn Avenue, Suite 1200

Milwaukee, Wisconsin 53202

(Address, including zip code, of registrant’s principal executive offices)

The Marcus Corp 401k Retirement Savings Plan

(Full title of the plan)

Thomas F. Kissinger

Senior Executive Vice President, General Counsel and Secretary

The Marcus Corporation

111 East Kilbourn Avenue, Suite 1200

Milwaukee, Wisconsin 53202

(414) 905-1000

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Steven R. Barth

Garrett F. Bishop

Foley & Lardner LLP

777 E. Wisconsin Ave.

Milwaukee, Wisconsin 53202

(414) 271-2400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☒
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐
			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

The Marcus Corporation, a Wisconsin corporation (the “Registrant”), is filing with the Securities and Exchange Commission (the “SEC”) this post-effective amendment (“Post-Effective Amendment”) to deregister the shares of common stock, $1.00 par value per share, of the Registrant (the “Common Stock”), previously registered under Registration Statement No. 333-256729, filed on June 2, 2021 (the “Registration Statement”), which registered the offering of 1,000,000 shares of the Registrant’s Common Stock and an indeterminate number of interests pursuant to the Marcus Corp 401k Retirement Savings Plan (the “Plan”).

Effective July 23, 2025, The Marcus Corporation Stock Fund, a fund consisting primarily of shares of Common Stock, ceased to be an investment option under the Plan, and, between June 30, 2025 and July 23, 2025, all Plan balances invested in The Marcus Corporation Stock Fund and related plan interests were liquidated. Accordingly, no issuance of shares of Common Stock under the Plan or any plan interests related thereto are required to be registered under the Registration Statement. The Registrant hereby terminates the effectiveness of the Registration Statements and the Registrant hereby deregisters all shares of the Common Stock and all related plan interests registered pursuant to the Registration Statement that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such Common Stock and related plan interests.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, May 26, 2026.

THE MARCUS CORPORATION

By:	/s/ Gregory S. Marcus
Gregory S. Marcus
President and Chief Executive Officer

Each person whose individual signature appears below hereby authorizes and appoints Gregory S. Marcus and Chad M. Paris, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead to execute in the name and on behalf of each person, individually and in each capacity stated below, any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on May 26, 2026.

Signature	Title

/s/ Gregory S. Marcus	President and Chief Executive Officer and Chairman
Gregory S. Marcus	(Principal Executive Officer)

/s/ Chad M. Paris	Chief Financial Officer and Treasurer
Chad M. Paris	(Principal Financial Officer and Principal Accounting Officer)

/s/ Philip L. Milstein
Philip L. Milstein	Director

/s/ Bruce J. Olson	Director
Bruce J. Olson

/s/ Diane Marcus Gershowitz	Director
Diane Marcus Gershowitz

Signature	Title

/s/ Timothy E. Hoeksema	Director
Timothy E. Hoeksema

/s/ Allan H. Selig	Director
Allan H. Selig

/s/ Brian J. Stark	Director
Brian J. Stark

/s/ Austin M. Ramirez	Director
Austin M. Ramirez

/s/ Katherine M. Gehl	Director
Katherine M. Gehl

/s/ Thomas F. Kissinger	Director
Thomas F. Kissinger

/s/ Paul A. Leff	Director
Paul A. Leff

/s/ David J. Marcus	Director
David J. Marcus

Pursuant to the requirements of the Securities Act of 1933, the Retirement and Benefit Plan Administration Committee, which administers The Marcus Corp 401k Retirement Savings Plan, has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-256729 to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Milwaukee, State of Wisconsin, on this 26th day of May, 2026.

RETIREMENT AND BENEFIT PLAN ADMINISTRATION COMMITTEE

By:	/s/ Chad Paris
Chad Paris

By:	/s/ Thomas Kissinger
Thomas Kissinger

By:	/s/ Steve Martin
Steve Martin

The foregoing persons are a majority of the members of the Retirement and Benefit Plan Committee, which is the administrator of The Marcus Corp 401k Retirement Savings Plan.